UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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KBS REAL ESTATE INVESTMENT TRUST III, INC.

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EXPLANATORY NOTE

KBS Real Estate Investment Trust III, Inc. (“KBS REIT III”) has created a website that provides stockholders with information related to the proposals set forth in KBS REIT III’s definitive proxy statement for its annual meeting of stockholders. The following information is available at https://proxy.kbs.com. The website contains a video. The transcript of the video is below.

Vote Now Online KBS KBS Real Estate Investment Trust Ill, Inc. Proxy Vote PROXYVOTE.COM Vote Now Online Message from the CEO The Purpose Why is this Happening We will hold our annual meeting of stockholders at the offices of KBS, 800 Newport Center Drive, First Floor, Suite 140 Conference Center, Newport Beach, California 92660 on April 7, 2020 at 10:00 a.m. Pacific. We will seek your approval of, among other proposals, two proposals related to our pursuit of conversion to a non-listed perpetual-life “NAV REIT”. Our board of directors and management team regularly monitor the real estate and equity markets in order to find the best opportunities possible to continue to provide attractive and stable cash distributions to our stockholders and provide additional liquidity for our stockholders. We currently believe the best opportunity for us to achieve these objectives is to pursue a strategy as a non-listed, perpetual-life company that calculates the net asset value or “NAV” per share on a regular basis that is more frequent that annually (ie, daily, monthly or quarterly) and seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers.

The objectives of the annual meeting of stockholders are as follows: 01 Elect Directors To elect four directors to hold office for one-year terms. 02 Ratify Appointment of Ernst & Young LLP To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. 03 Remove Section 5.11 from Charter To remove Section 5.11 from our charter, which requires that we seek stockholder approval of our liquidation if our shares of common stock are not listed on a national securities exchange by September 30, 2020, unless a majority of our independent directors determines that liquidation is not then in the best interest of our stockholders. This proposal will not take effect unless Proposal 4 below is also approved. 04 Approve Acceleration of Incentive Compensation To approve the acceleration of the payment of incentive compensation to KBS Capital Advisors LLC, our external advisor, in the form of restricted shares of our common stock. This proposal will not take effect unless Proposal 3 above is also approved. 05 Adjournment Proposal To permit us to proceed with voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and then subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting. 06 Other Business To attend to such other business as may properly come before the annual meeting and any adjournment or postponement thereof. For detailed information on our proxy campaign and the proposals to be voted on, please reference our proxy statement.

Your Vote Matters your approval of two proposals is sought related to our conversion to an ‘‘NAVREIT” Your vote makes a difference Board recommendation If our stockholders vote against either Proposal 3 or Proposal 4, our board of directors will meet to determine whether to continue with a perpetual-life NAV REIT strategy or what other reasonably available alternatives to pursue in the best interest of the company and our stockholders, including, without limitation, continuing to operate under the current business plan. You are entitled to one vote for each share of common stock you held as of the record date. Stockholders are encouraged to vote as early as possible to help avoid delays and additional expenses associated with soliciting stockholder votes. The KBS Real Estate Investment Trust Ill, Inc. board of directors recommends that stockholders vote FOR all proposals described in the voter proxy card. New steps what do I need to do? Stockholders can vote in person at the annual meeting. However, if you are not attending, you have three options to submit your vote by proxy: Online Please have your proxy card in hand when accessing the website. There are easy-to follow directions to help you complete the electronic voting instruction form. PROXYVOTE.COM Vote Now Online Or Phone call 1-800-690-6903 with a touch-tone phone to vote using an automated system. Mail Complete, sign, date and return the proxy card in the pre-paid envelope provided.

If you misplaced or have trouble locating your control number, please call our Proxy Help Line toll free at 1 (855) 643-7458. Explanation of Key Proxy Proposals There are two proposals related to our pursuit of conversion to a non-listed perpetual-life “NAV REIT:’ At the annual meeting, we will seek your approval of, among other proposals, two proposals related to our pursuit of conversion to a non-listed perpetual-life “NAV REIT.” We currently believe the best opportunity for us to achieve our objectives to provide attractive and stable cash distributions to our stockholders and provide additional liquidity for our stockholders is to pursue a strategy as a non-listed, perpetual-life “NAV REIT” that calculates the net asset value or “NAV” per share on a regular basis that is more frequent than annually (i.e daily, monthly or quarterly), and seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers. A revised advisory fee structure will be implemented. As more thoroughly described in the proxy statement, if we pursue conversion to an NAV REIT, we would implement a revised advisory fee structure, including a revised management fee and incentive fee structure that put a greater emphasis on our performance. We believe these changes would help further align the interests of our advisor (and its affiliates) and our stockholders in growing our company and performing well. In addition to the revised management fee and incentive fee structure, the new fee structure would eliminate the current transaction-based fees (i.e., the acquisition fee and disposition fee) payable to our advisor. Proposal 3: Amending the Company’s Charter to remove Section 5.11 We believe we are more likely to succeed with a perpetual-life NAV REIT strategy if we revise our charter to remove Section 5.11, which requires that we seek stockholder approval of our liquidation if our shares of common stock are not listed on a national securities exchange by September 30, 2020, unless a majority of our independent directors determines that liquidation is not then in the best interest of our stockholders. We believe that the continued inclusion of Section 5.11 in our charter may create confusion if we are pursuing a perpetual-life NAV REIT strategy and we are proposing that stockholders approve this amendment to our charter. Proposal 4: Acceleration of Incentive Compensation With respect to the incentive fee structure currently in effect with our advisor, the triggering events for payment of the incentive fee are generally expected to occur, if ever, upon a listing of our shares of stock on a national securities exchange or a significant distribution of cash in connection with a sale of all or a substantial amount of our assets. These triggering events are inconsistent with a perpetual-life NAV REIT. With respect to our historical performance period from inception through our conversion to a perpetual-life NAV REIT, we believe it is appropriate to accelerate the payment of the historical incentive fee in the form of restricted shares of our common stock so that it does not depend on the currently-existing triggering events. The acceleration of the payment of the historical incentive compensation to our advisor will not affect the net asset value of our shares of common stock because our net asset value calculation has always included the potential liability related to the incentive fee.

Because the acceleration of this fee is not something we intended to do when we launched our initial public offering, we believe it is appropriate to ask the stockholders for their approval of this acceleration. The historical incentive fee would be paid in restricted shares of our common stock and would be subject to certain restrictions as described further in the proxy statement. The board of directors recommends a vote FOR the proposals presented on your proxy card. For more detailed information on these and other proposals on your voting card, please refer to the enclosed proxy statement, or call our proxy help line at 1(855) 643-7458 Questions & Answers Why did you send me these materials? You owned shares of record of our common stock at the close of business on January 8, 2020, the record date for the annual meeting and, therefore, are entitled to vote at the annual meeting of stockholders. The board of directors is soliciting your proxy to vote your shares at the annual meeting. Our proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and is designed to assist you in voting. You do not need to attend the annual meeting in person in order to vote. What is a proxy? A proxy is a person who votes the shares of stock of another person who could not attend a meeting. The term “proxy” also refers to the proxy card or other method of appointing a proxy. When you submit your proxy, you are appointing Charles J. Schreiber, Jr., Jeffrey K. Waldvogel and Stacie K. Yamane, each of whom is one of our executive officers, as your proxies, and you are giving them permission to vote your shares of common stock at the annual meeting. The appointed proxies will vote your shares of common stock as you instruct, unless you submit your proxy without instructions. If you submit your proxy without instructions, they will vote: FOR all of the director nominees, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019, FOR the proposal to amend our charter, FOR the proposal to approve the acceleration of the payment of incentive compensation to KBS Capital Advisors LLC, our external advisor (“KBS Capital Advisors”), in the form of restricted shares of our common stock, and FOR the proposal that would permit us to proceed with voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and then subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting. With respect to any other proposals to be voted upon, the appointed proxies will vote in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion. It is important for you to submit your proxy via the Internet or by telephone or return your proxy card to us as soon as possible, whether or not you plan on attending the annual meeting. When is the annual meeting and where will it be held? The annual meeting will be held on Tuesday, April 7, 2020, at 10:00 a.m. Pacific time at the offices of KBS, 800 Newport Center Drive, First Floor, Suite 140 Conference Center, Newport Beach, California 92660. Who is entitled to vote at the annual meeting?

Anyone who is a stockholder of record at the close of business on January 8, 2020, the record date, or holds a valid proxy for the annual meeting, is entitled to vote at the annual meeting. In order to be admitted to the annual meeting, you must present proof of ownership of our stock on the record date. Such proof can consist of: a brokerage statement or letter from a broker indicating ownership on January 8, 2020; a proxy card; a voting instruction form; or a legal proxy provided by your broker or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Note that our advisor, KBS Capital Advisors, which owned 20,857 shares of our common stock as of the record date, has agreed to abstain from voting any shares it owns in any vote regarding: (i) the removal of our advisor, a director or any of their affiliates or (ii) any transaction between us and our advisor, a director or any of their affiliates. As such, KBS Capital Advisors will not vote on Proposals 3 or 4 due to the interests of KBS Capital Advisors and its principals in the Proposed Net Asset Value REIT Conversion, as defined and described in “Proposed NAV REIT Conversion” in the proxy statement. Will my vote make a difference? Yes. Your vote could affect the proposals described in the proxy statement Moreover, your vote is needed to ensure that the proposals described in the proxy statement can be acted upon. Because we are a widely held company, YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save us significant additional expenses associated with soliciting stockholder votes. How many shares of common stock are outstanding? As of January 8, 2020, there were 181,338,858 shares of our common stock outstanding and entitled to be cast at the annual meeting. See also, “Who is entitled to vote at the annual meeting?” above. What constitutes a quorum? A quorum consists of the presence in person or by proxy of stockholders entitled to cast 50% of all the votes entitled to be cast at the annual meeting on any matter. There must be a quorum present in order for the annual meeting to be a duly held meeting at which business can be conducted. No business may be conducted at the annual meeting if a quorum is not present If you submit your proxy, even if you abstain from voting, then you will still be considered part of the quorum. If a quorum is not present at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of January 8, 2020. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken. How many votes do I have? You are entitled to one vote for each share of common stock you held as of the record date. Why is the board in favor of a perpetual-life “NAV REIT” strategy? Our board of directors and management team regularly monitor the real estate and equity markets in order to find the best opportunities possible to continue to provide attractive and stable cash distributions to our stockholders and provide additional liquidity for our stockholders. We currently believe the best opportunity for us to achieve these objectives is to pursue a strategy as a non-listed, perpetual-life company that calculates the net asset value or “NAV” per share on a regular basis that is more frequent that annually (i.e., daily, monthly or quarterly) and seeks to provide increased liquidity to current and future stockholders through an expansion of our current share redemption program and/or periodic self-tender offers. We have seen significant appreciation in the portfolio to date and we believe there are still many opportunities in the marketplace to achieve strong stockholder returns through a combination of providing strong cash distributions and timing asset sales to maximize value. Furthermore, we believe a number of our existing investments are still in the process of maturing and therefore may not yet have reached their maximum value. With respect to liquidity, we believe that a number of sources of capital can be used to offer additional liquidity to stockholders that desire it through an expanded share redemption program and/or periodic tender offers. See “Proposed NAV REIT Conversion” in the proxy statement for more information. How is conversion to a perpetual-life, NAV REIT expected to provide additional liquidity to stockholders? As an NAV REil we believe we can (a) offer an expanded share redemption program, (b) have additional capital to fund redemptions, and (c) provide more frequent net asset value or “NAV” per share calculations, which will provide stockholders with more information when making liquidity decisions and also allow more frequent and representative pricing under our share redemption program. As an NAV REIT, we intend to revise our share redemption program to allow us to make monthly redemptions with an aggregate value of up to 5% of our NAV per calendar quarter. This would be a significant increase in maximum capacity compared to our current share redemption program, which limits redemptions of shares during any calendar year to no more than 5% of the weighted average number of shares outstanding during the prior calendar year. Our current share redemption program is also limited by funding restrictions that prevent us from redeeming the maximum number of shares permitted under the program, unless increased by our board of directors. While we are soliciting stockholders with respect to Proposals 3 and 4, the board of directors has determined to suspend ordinary redemptions under our share redemption program. Ordinary redemptions are all redemptions that do not qualify for the special provisions for redemptions sought in connection with a stockholder’s death, “Qualifying Disability” or “Determination of Incompetence” (each as defined in the share redemption program). Because the actual level of redemptions under our share redemption program as an NAV REIT would also depend on our ability to fund redemptions and our other capital needs, we may not be able to make redemptions up to the maximum capacity permitted by the program. However, our intention is to increase our stockholders’ access to liquidity through an expansion of our current share redemption program and/or through self-tender offers. See “Proposed NAV REIT Conversion” in the proxy statement for more information. How will the Singapore Transaction affect the Proposed NAV REIT Conversion? As we have previously disclosed, on July 18, 2019, we sold 11 of our properties (the “Singapore Portfolio”) to various subsidiaries of Prime US REIT (the “SREIT”), a newly formed Singapore real estate investment trust that listed on the Singapore Stock Exchange on July 19, 2019 (the “Singapore Transaction”). The sale price of the Singapore Portfolio was $1.2 billion, before third-party closing costs and excluding disposition fees payable to our external advisor. In connection with the Singapore Transaction, we repaid $613.1 million of outstanding debt secured by the properties in the Singapore Portfolio. Pursuant to a set-off agreement, as amended, $271.0 million of the consideration payable by the SREIT under the purchase agreement for the Singapore Portfolio was set-off against our indirect wholly owned subsidiary’s (“REIT Properties Ill”) payment obligations for its two subscriptions for units in the SREIT. As such, on July 19, 2019, REIT Properties Ill acquired 307,953,999 units in the SREIT at an aggregate price of $271 million representing a 33.3% ownership interest in the SREIT. On August 21.2019, REIT Properties Ill sold 18,392,100 of its units in the SREIT for $16.2 million pursuant to an over-allotment option granted by REIT Properties Ill to the underwriters of the SREIT’s offering, reducing REIT Properties Ill’s ownership in the SREIT to 31.3% of the outstanding units of the SREIT. As of September 30, 2019, the SREIT does not own any properties other than the Singapore Portfolio. For more information, please see “Certain Information About Management-The Conflicts Committee-Certain Transactions with Related Persons-Singapore Transaction” in the proxy statement. The Singapore Transaction has made additional capital available to us that we have and intend to continue to use to offer additional liquidity to our stockholders through our share redemption program and/or tender offers or through special distributions to stockholders after our stockholders have had an opportunity to vote on Proposals 3 and 4 at the annual meeting or any adjournment or postponement thereof. We believe we will have greater success as an NAV REIT if we are able to eliminate any pent-up demand for redemptions prior to the conversion. What may I vote on? You may vote on: 1.the election of the nominees to serve on the board of directors; 2.the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31. 2019; 3.the removal of Section 5.11 from our charter (this proposal will not take effect unless Proposal 4 below is also approved); 4.the approval of the acceleration of the payment of incentive compensation to our advisor, in the form of restricted shares of our common stock (this proposal will not take effect unless Proposal 3 above is also approved);5.the proposal that would permit us to proceed with voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and then subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting; and 6.such other business as may properly come before the annual meeting and any adjournment or postponement thereof. How does the board of directors recommend I vote on the proposals? The board of directors recommends that you vote: FOR each of the nominees for election as director who is named in the proxy statement; FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019; FOR the removal of Section 5.11 from our charter; FOR the proposal to approve the acceleration of the payment of incentive compensation to our advisor, in the form of restricted shares of our common stock; and FOR the proposal that would permit us to proceed with voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and then subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting. What does Section 5.11 of the charter provide and why is the board recommending that stockholders approve its removal from the charter? Section 5.11 of our charter requires that if we do not list our shares of common stock on a national securities exchange by September 30, 2020, we either: seek stockholder approval of the liquidation of the company; or if a majority of the conflicts committee determines that liquidation is not then in the best interests of our stockholders, postpone the decision of whether to liquidate the company. This section further states that if a majority of the conflicts committee does determine that liquidation is not then in the best interests of our stockholders, the conflicts committee must revisit the issue of liquidation at least annually. The conflicts committee is a committee of our board of directors consisting solely of all of our independent directors, that is, all of our directors who are not affiliated with KBS Capital Advisors, our external advisor. As described further in the proxy statement we believe that the continued inclusion of Section 5.11 in our charter may create confusion for existing and new investors if we are pursuing a perpetual-life company strategy. We believe that its continued inclusion may create doubts as to our long-term commitment to the perpetual-life strategy. In addition, complying with Section 5.11 is likely to create an annual burden on the time and focus of our board of directors and conflicts committee and may create significant additional expenses, in particular if the board of directors or conflicts committee solicits input from advisors regarding the charter determination required by Section 5.11. For these reasons, our board of directors believes we are more likely to succeed with a perpetual-life strategy if we remove Section 5.11 from the charter and has proposed its removal In order to remove Section 5.11 from the charter, we need the approval of our stockholders. This proposal will not take effect unless the proposal to approve the acceleration of the payment of incentive compensation to our advisor is also approved. Why is the board recommending that stockholders approve the acceleration of the payment of incentive compensation to our advisor? The triggering events for the incentive fee structure currently in effect with our advisor are generally expected to occur, if ever, upon a listing of our shares of stock on a national securities exchange or a significant distribution of cash in connection with a sale of all or a substantial amount of our assets. These triggering events are inconsistent with a perpetual-life NAV REIT that intends to provide liquidity to its stockholders through a share redemption program and/or periodic self-tender offers. Therefore, in order to properly align our advisor’s and its affiliates’ incentive fee compensation structure with our proposed perpetual-life strategy, we intend to revise the incentive fee structure. Com mencing with our conversion to a perpetual-life NAV REIT, we intend to implement an annual incentive fee formula that would require us to pay our advisor (or its affiliate) an incentive fee for any given year if certain performance thresholds were met for that year. We expect that this incentive may be payable in cash or units of KBS Limited Partnership Ill (the “Operating Partnership”), which our advisor or its affiliate could request to be repurchased at a later date. With respect to our historical performance period from inception through our conversion to a perpetual-life NAV REIT, we believe it is appropriate to accelerate the payment of the historical incentive fee so that it does not depend on the currently-existing triggering events. See “Proposed NAV REIT Conversion” in the proxy statement for more information. Because the acceleration of this fee is not something we intended to do when we launched our initial public offering, we believe it is appropriate to ask the stockholders for their approval of this acceleration. Therefore, we are asking our stockholders to approve the acceleration of the payment of incentive compensation to our advisor. This proposal will not take effect unless the proposal to amend our charter is also approved. We expect this acceleration payment would be made in the form of restricted shares of our common stock (“Restricted Shares”) with terms that are still under consideration, but are currently expected to be structured as follows:

Each Restricted Share would be one share of our common stock. The Restricted Shares would be awarded in connection with our conversion to anNAV REIT. The number of Restricted Shares awarded would equal the number of our shares of common stock, valued at the then-current NAV per share at the time of the award (i.e., the NAV per share at the time of our conversion to an NAV REIT), with a value equal to the estimated value of the Subordinated Participation in Net Cash Flows based on a hypothetical liquidation of our assets and liabilities at their then-current estimated values used in the NAV calculation at the time of conversion to an NAV REIT, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The foregoing would be calculated by our advisor (or its affiliate) in its good faith and approved bythe conflicts committee, which is composed of all our independent directors. The Restricted Shares awarded would vest after two years. provided the advisor or its affiliate is not terminated for “cause” during that time (where “cause” means fraud, criminal conduct if the advisor or its affiliate would have reasonable cause to believe that the conduct was unlawful, willful misconduct, or an uncured material breach of the advisory agreement). Both we and the advisor would have certain rights to accelerate vesting in certain situations, such as a change of control of our company. We would agree with the advisor prior to the award of the Restricted Shares to repurchase 50% of the Restricted Shares upon vesting, with the repurchase price determined based on the then-current value of our shares. The main reason we would agree to repurchase 50% of the Restricted Shares upon vesting is to allow the advisor to have cash to pay its taxes.

The Restricted Shares would be entitled to dividends and have the same voting rights as all other shares of common stock. After vesting and excluding the initial repurchase of 50% of the Restricted Shares upon vesting, the shares the advisor receives pursuant to this agreement would not be eligible for redemption under our share redemption program unless the company has satisfied all redemption requests from other stockholders received at that time; this restriction may be lifted in certain situations, such as upon a change of control of our company. Under our charter, we are required to limit our total operating expenses to the greater of 2% of our average invested assets or 25% of our net income for the four most recently completed fiscal quarters, as these terms are defined in our charter, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Because the award of Restricted Shares would be deemed an operating expense under our charter, such award may cause us to exceed the charter limitation on total operating expenses. We expect that any agreement to award Restricted Shares to our advisor would provide that (i) the conflicts committee has determined that the expense to us as a result of such award is justified based on unusual and non-recurring factors and (ii) the advisor will not be required to reimburse us any expenses under this charter provision to the extent that we exceed the limit on total operating expenses as a result of the expense incurred in connection with the award of Restricted Shares. Though the award of Restricted Shares is an expense under our charter and generally accepted accounting principles, the award would not reduce our cash flow from operations. Will the acceleration of the payment of incentive compensation to our advisor affect the net asset value of my shares? No. The acceleration of the payment of incentive compensation to our advisor will not affect the net asset value of our shares of common stock because our net asset value calculation has always included the potential liability related to the incentive fee. Therefore, the acceleration of the incentive compensation to our advisor will not impact the net asset value per share compared to what the value would be if this payment was not accelerated. Apart from the proposed acceleration of incentive compensation to the advisor, how will the conversion to an NAV REIT affect the fee structure with the advisor and its affiliates? The new fee structure puts a greater emphasis on our performance and, accordingly, could result in greater compensation to our advisor and its affiliates as a percentage of our NAV if we perform sufficiently well. Furthermore if we succeed in growing our company, we would expect the fees paid to our advisor and its affiliates to increase because of our larger size. We believe these changes help further align the interests of our advisor (and its affiliates) and our stockholders in growing our company and performing well. The actual future impact to our stockholders of the proposed compensation changes is difficult to predict because it is subject to a number of factors, such as the size or value of the portfolio and our performance. In addition to the revised management fee and incentive fee structure, the new fee structure would eliminate the current transaction-based fees (i.e., the acquisition fee and disposition fee) payable to our advisor. See “Proposed NAV REIT Conversion-Terms of Proposed NAV REIT Conversion-Revised Advisory Fee Structure” in the proxy statement for more information. Does elimination of Section 5.11 of the charter and pursuit of a perpetual-life NAV REIT strategy mean you will never seek a liquidity event or consider other strategies to create value for stockholders, or sources of stockholder liquidity other than the share redemption program and/or periodic self-tender offers? No. With or without Section 5.11 of the charter, our board of directors regularly considers our various strategic alternatives and accordingly would expect to consider changing strategies if it concludes that it is in the best interests of our stockholders to do so. These strategic alternatives can consist of any number of options including a public listing of our shares on a national stock exchange, selling assets individually, and /or selling the entire portfolio in a single transaction. If the stockholders vote against either Proposal 3 (the removal of Section 5.11 from the charter) or Proposal 4 (the acceleration of the payment of incentive compensation to the advisor), will the company still pursue a perpetual-life NAV REIT strategy? Removal of Section 5.11 from the charter is not required in order for the company to pursue a perpetual-life NAV REIT strategy. However, we believe we are more likely to succeed with the strategy if we remove Section 5.11 of the charter. Similarly, stockholder approval of acceleration of the payment of incentive compensation to our advisor is not required in order for the company to pursue a perpetual-life NAV REIT strategy However, we believe the change is appropriate in connection with the pursuit of a perpetual-life NAV REIT strategy. For this reason, neither Proposal 3 nor Proposal 4 will take effect unless both are approved by our stockholders. If our stockholders vote against either Proposal 3 or Proposal 4, our board of directors will meet to determine whether to continue with a perpetual-life NAV REIT strategy or what other reasonably available alternatives to pursue in the best interest of the company and our stockholders, including, without limitation, continuing to operate under the current business plan. As previously discussed, the Singapore Transaction has made additional capital available to us that we have and intend to continue to use to offer additional liquidity to our stockholders through our share redemption program and/or tender offers or through special distributions to stockholders after our stockholders have had an opportunity to vote on Proposals 3 and 4 at the annual meeting or any adjournment or postponement thereof. Have the independent directors approved the pursuit of a perpetual-life NAV REIT, the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor? The conflicts committee of our board of directors, which is composed of all our independent directors, has approved the pursuit of a perpetual-life NAV REIT, which includes submitting to stockholders for their approval the proposal to remove Section 5.11 of the charter and the proposal to accelerate the payment of incentive compensation to the advisor. However, implementation of the proposed charter amendment and the proposed acceleration of the payment of incentive compensation to the advisor remain subject to further approval of the conflicts committee, after the proposed amount of the accelerated payment of the incentive fee has been determined. How can I vote? Stockholders can vote in person at the annual meeting, as described above under “Who is entitled to vote at the annual meeting?”, or by proxy. Stockholders have the following three options for submitting their votes by proxy: via the Internet, by accessing the website and following the instructions indicated on the proxy card; by telephone, by calling the telephone number and following the instructions indicated on the proxy card; or by mail, by completing, signing, dating and returning the proxy card. For those stockholders with Internet access, we encourage you to vote by proxy via the Internet since it is quick, convenient and provides a cost savings to us. When you vote by proxy via the Internet or by telephone prior to the annual meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see the proxy card. If you elect to attend the annual meeting, you can submit your vote in person as described above under “Who is entitled to vote at the annual meeting?”, and any previous votes that you submitted, whether by Internet telephone or mail, will be superseded. 1. What if I submit my proxy and then change my mind? You have the right to revoke your proxy at any time before the annual meeting by: notifying Mr. Waldvogel, our Secretary; 2.attending the annual meeting and voting in person as described above under “Who is entitled to vote at the annual meeting?”: 3.returning another proxy card dated after your first proxy vote, if we receive it before the annual meeting date; or 4.recasting your proxy vote via the Internet or by telephone. Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting. If a broker or other nominee holds your stock on your behalf, you must contact your broker, bank or other nominee to change your vote. What are the voting requirements to elect the board of directors? With regard to the election of directors, you may vote “FOR” a nominee or you may withhold your vote for a nominee by voting “WITHHOLD.” Under our charter, a majority of the shares present in person or by proxy at an annual meeting at which a quorum is present is required for the election of the directors. This means that of the shares present in person or by proxy at an annual meeting, a director nominee needs to receive affirmative votes from a majority of such shares in order to be elected to the board of directors. Because of this majority vote requirement, “withhold” votes and broker non-votes (discussed below) will have the effect of a vote against each nominee for director. If an incumbent director nominee fails to receive the required number of votes for reelection, then under Maryland law, he or she will continue to serve as a “holdover” director until his or her successor is duly elected and qualified. If you submit a proxy card with no further instructions, your shares will be voted FOR each of the nominees. What are the voting requirements for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019?

With regard to the proposal relating to the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019, you may vote “FOR” or “AGAINST’ the proposal, or you may “ABSTAIN” from voting on the proposal. Under our bylaws, a majority of the votes cast at an annual meeting at which a quorum is present is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. Abstentions will not count as votes actually cast with respect to determining if a majority vote is obtained under our bylaws and will have no effect on the determination of this proposal. Your shares may be voted for this proposal if they are held in the name of a brokerage firm even if you do not provide the brokerage firm with voting instructions. If you submit a proxy card with no further instructions, your shares will be voted FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. What are the voting requirements to approve the proposals to amend the charter and to approve the acceleration of the payment of incentive compensation to our advisor? With regard to the proposals to amend our charter and to approve the acceleration of the payment of incentive compensation to our advisor, you may vote “FOR” or “AGAINST’ the proposals, or you may “ABSTAIN” from voting on the proposals Approval of the proposals to amend our charter and to approve the acceleration of the payment of incentive compensation to our advisor requires the affirmative vote of the holders of at least a majority of our outstanding shares of common stock entitled to vote thereon. Abstentions and broker non-votes will have the same effect as votes against the proposals to amend our charter and to approve the acceleration of the payment of incentive compensation to our advisor. If you submit a proxy card with no further instructions, your shares will be voted FOR the proposals to amend our charter and to approve the acceleration of the payment of incentive compensation to our advisor. What are the voting requirements to approve the adjournment proposal? With regard to the adjournment proposal (which would permit us to proceed with voting on and approval of only the proposals that have received sufficient votes to be approved at the annual meeting, and then subsequently, to adjourn the annual meeting to solicit additional proxies to vote in favor of any proposal that has not received sufficient votes to be approved at the annual meeting), you may vote “FOR” or “AGAINST’ the proposal, or you may “ABSTAIN” from voting on the proposal. Approval of this proposal requires the affirmative vote of the holders of at least a majority of the votes cast thereon. Abstentions and broker non-votes will not have an effect on the outcome of this proposal. If you submit a proxy card with no further instructions, your shares will be voted FOR this proposal. What is a “broker non-vote”? A “broker non-vote” occurs when a broker holding stock on behalf of a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that particular proposal and has not received instructions from the beneficial owner. Brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the proposal to amend our charter and, as a result, absent specific instructions from the beneficial owner of such shares, brokers will not vote those shares. Broker non-votes will have the effect of a vote AGAINST the election of each nominee for director, AGAINST the proposal to amend our charter and AGAINST the proposal to accelerate the payment of incentive compensation to KBS Capital Advisors but will have no effect on the adjournment proposal. Because brokers have discretionary authority to vote for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, in the event they do not receive voting instructions from the beneficial owner of the shares, there will not be any broker non-votes with respect to that proposal. Your broker will send you information to instruct it on how to vote on your behalf. If you do not receive a voting instruction card from your broker, please contact your broker promptly to obtain a voting instruction card. Your vote is important to the success of the proposals. We encourage all of our stockholders whose shares are held by a broker to provide their brokers with instructions on how to vote. How will voting on any other business be conducted? Although we do not know of any business to be considered at the annual meeting other than the proposals described in the proxy statement, if any other business is properly presented at the annual meeting, your submitted proxy gives authority to Messrs. Schreiber and Waldvogel and Ms. Yamane, and each of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

When are the director nominations and stockholder proposals for the next annual meeting of stockholders due? Any proposals by stockholders for inclusion in our proxy solicitation material for the next annual meeting of stockholders must be received by our Secretary, Mr. Waldvogel, at our executive offices no later than September 19, 2020. However, if we hold the next annual meeting before March 8, 2021 or after May 7, 2021, stockholders must submit proposals for inclusion in our proxy statement within a reasonable time before we begin to print our proxy materials. The mailing address of our executive offices is 800 Newport Center Drive, Suite 700, Newport Beach, California 92660. If a stockholder wishes to present a proposal at the next annual meeting, whether or not the proposal is intended to be included in our proxy materials, our bylaws require thatthe stockholder give advance written notice to our Secretary by October 19, 2020. How are proxies being solicited? In addition to mailing proxy solicitation materials, our directors and employees of our advisor or its affiliates may also solicit proxies in person, via the Internet, by telephone or by any other electronic means of communication we deem appropriate. Additionally, we have retained Broad ridge Financial Solutions, Inc. (“Broad ridge”), a proxy solicitation firm, to assist us in the proxy solicitation process. Our directors and employees of our advisor or its affiliates will not be paid any additional compensation for soliciting proxies We will pay all of the costs of soliciting these proxies, including the cost of Broad ridge’s services. We anticipate that for Broad ridge’s solicitation services we will pay approximately $73,500, plus reimbursement of Broad ridge’s out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. What should I do if I receive more than one set of voting materials for the annual meeting? You may receive more than one set of voting materials for the annual meeting, including multiple copies of the proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card and voting instruction form. For each and every proxy card and voting instruction form that you receive, please authorize a proxy as soon as possible using one of the following methods: 1.via the Internet, by accessing the website and following the instructions indicated on the proxy card;2.by telephone, by calling the telephone number and following the instructions indicated on the proxy card; or 3. by mail, by completing, signing, dating and returning the proxy card. What should I do if only one set of voting materials for the annual meeting is sent and there are multiple stockholders in my household? Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the proxy statement to you if you contact Broad ridge at 855-643-7458. How can I find out the results of the voting at the annual meeting? We will file a Current Report on Form 8-K within four business days after the annual meeting to announce voting results. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available. Who can help answer my questions? If you have any questions about the annual meeting, the proposals described herein and in the proxy statement how to submit your proxy, or if you need additional copies of the proxy statement or the proxy card or voting instructions, you should contact Broad ridge.

Broadridge Financial Solutions, Inc. 1-855-643-7458 Where can I find more information?We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC on the website maintained by the SEC at http://www.sec.gov. Documentation Proxy Statement Vote Now Online 2020 KBS Terms & Conditions Privacy Policy Terms & Conditions Privacy Policy CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS The information on this website and in the proxy statement includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. KBS REIT III intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of KBS REIT III and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Such statements include, in particular, statements about our plans, strategies, and prospects. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Such statements are subject to known and unknown risks and uncertainties. Therefore, such statements are not intended to be a guarantee of our performance in future periods. KBS REIT III makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. See Part I, Item 1A in KBS REIT Ill’s Annual Report on Form 10-K filed with the SEC on March 14,2019 and Part II, Item 1A in KBS REIT Ill’s Quarterly Reports on Form 10-Q filed with the SEC on August 9,2019 and November 13,2019 for a discussion of some of the risks and uncertainties, although not all risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements. See “Proposed NAV REIT Conversion” in the proxy statement for risks related to our Proposed NAV REIT Conversion. You should consider these important cautionary factors as you read the proxy statement and the website. Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. Among the factors that could cause such a difference are: our ability to accurately anticipate results expressed in such forward-looking statements, including our ability to generate positive cash flows from operations, make distributions to stockholders, maintain the value of our real estate properties and provide liquidity to stockholders. Further, KBS REIT III can make no assurances with respect to the future value appreciation of its properties and ultimate return to stockholders. Stockholders may have to hold their shares for an indefinite period of time. KBS REIT III can provide no assurance that it will be able to provide additional liquidity to stockholders. KBS REIT Ill’s conflicts committee, which is composed of all of its independent directors, has approved the pursuit of KBS REIT Ill’s conversion to a perpetual-life NAV REIT. However, even if Proposal 3 and Proposal 4 are approved by KBS REIT Ill’s stockholders, implementation of these proposals and KBS REIT Ill’s conversion to an NAV REIT remain subject to further approval of the conflicts committee and board of directors, and regulatory, market or business considerations may influence KBS REIT III to delay the implementation of the NAV REIT conversion or abandon KBS REIT Ill’s conversion to an NAV REIT. Even if KBS REIT III converts to an NAV REIT, there is no assurance that KBS REIT III will successfully implement its strategy. The cautionary statements contained or referred to in the proxy statement should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. KBS REIT III undertakes no obligation to update or revise forward-looking statements in the proxy statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. KBS Companies. All rights reserved. View our Terms & Conditions. View our Privacy Policy. The information within this website is solely for informational purposes and constitutes neither an offer to sell nor the solicitation of an offer to buy securities by any person in any jurisdiction. Stockholders are encouraged to review carefully the proxy statement, as it explains the reasons for the proposals to be voted on at the annual meeting and contains other important information.

Transcript of Video Message by Charles J. Schreiber, Jr., Chairman of the Board, Chief Executive Officer and President of KBS Real Estate Investment Trust III, Inc.

Shareholder votes matter sponsored. Proxy packages have arrived ! take action and vote now! Central.proxyvote.com Click or call 855-643-7458 to vote today! Join your fellow shareholders and vote! Join your fellow shareholders and vote Now! Like comment share

Hi, I am Chuck Schreiber, CEO of KBS REITs and I would like to say thank you for being a stockholder.

We at KBS are committed to our stockholders and to the REIT’s performance. Our annual proxy campaign has begun, and you should have received proxy materials in the mail or via email. It is important that your voice be heard at the upcoming annual meeting.

Your vote is important regardless of how many shares you own. Voting is quick and easy either by mailing back your completed voting card or going to our online voting platform at proxyvote.com and entering the control number on your voting card.

As a stockholder, you have a voice in the future of the REIT. If you have any questions, you can reach our investor relations help line toll free at (866) 527-4264.

Thank you for your support.